EXHIBIT 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x8262	(310) 208-2550

CERADYNE, INC. REPORTS 2006 THIRD QUARTER, NINE-MONTH RESULTS

Sales and Net Income Record Results Continue

Costa Mesa, Calif.–November 1, 2006–Ceradyne, Inc. (Nasdaq: CRDN) reported financial results for the third quarter and nine months ended September 30, 2006, including record sales and record net income.

Sales for third-quarter 2006 rose to a record $185.8 million from $94.4 million in third-quarter 2005. Net income for the third-quarter 2006 increased to a record $36.9 million, or $1.34 per diluted share, compared to $13.3 million, or $0.53 per diluted share, in the third quarter of 2005. Fully diluted average shares outstanding for the third quarter were 27.5 million compared to 25.1 million in the same period in 2005.

Gross profit margin was 38.0% of net sales in third-quarter of 2006, up from 36.9% in third-quarter of 2005.

The provision for income taxes was 31.7% in third-quarter 2006, compared to 35.2% in third-quarter 2005.

Sales for the nine months ended September 30, 2006 reached a record $484.2 million, up from $254.1 million in the same period last year. Net income for the first nine months of 2006 increased to a record $90.7 million, or $3.31 per diluted share, on 27.4 million shares, from $30.7 million, or $1.23 per diluted share, on 25.0 million shares, for the same nine-month period in 2005.

New bookings for the third quarter of 2006 were $138.3 million, compared to $67.8 million for the same period last year. For the first nine months of 2006, new bookings increased to a record $416.5 million, compared to $242.8 million for the comparable period last year.

Total backlog as of September 30, 2006 was $209.1 million compared to total backlog at September 30, 2005 of $189.6 million.

Joel Moskowitz, Ceradyne president and chief executive officer, commented: “The above record-setting results for third quarter 2006 reflect the continuing strength and increased volume of our body armor production in California and Lexington, Kentucky in both ESAPI body armor and ESBI side plates. Additionally, the 2004 acquisition of ESK Ceramics (Kempten, Germany) has resulted in a vertically integrated technical ceramic manufacturing process from raw man-made powder to finished product, which is expected to enable Ceradyne to meet future requirements in both military and commercial production applications.

“During the quarter, the Company continued to staff and facilitize its Ceradyne Canada operation in Chicoutimi, Quebec in order to begin production of radioactive shielding components for nuclear waste containment vessels, as well as other metal matrix composite (MMC—aluminum plus ceramic) components for military applications.

“In the past week, Ceradyne broke ground in Tianjin, China for a wholly owned 105,000 square foot ceramic manufacturing facility designed to meet the growing demand from within China for high purity ceramic crucibles used in the manufacture of silicon photovoltaic solar cells. We anticipate that this new plant will commence operations in early to mid-2007.

“The recent expansions in Canada and China are part of our longer range strategy to increase our commercial businesses with a worldwide focus.”

Moskowitz added, “Our strong balance sheet as of September 30, 2006 with $175 million in cash, cash equivalents and short term investments provides us with the financial resources to meet our strategic objectives of acquisitions, as well as expansion of our commercial and military businesses.”

Ceradyne will host a conference call today at 8:00 a.m. PST to discuss its 2006 third quarter results and provide 2006 and 2007 guidance. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will be available beginning at 11:30 a.m. PST on November 1 through 9:00 pm. PST on November 3, 2006. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 9853919.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Below is a summary of unaudited comparative results. Amounts in thousands except per share data:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
NET SALES	$185,796	$94,406	$484,159	$254,100
Cost of product sales	115,265	59,576	295,962	164,823

GROSS PROFIT	70,531	34,830	188,197	89,277

Operating expenses:
Selling	5,678	5,015	17,368	15,309
General and administrative	8,744	5,442	26,117	15,179
Research and development	2,532	2,037	7,731	5,641

	16,954	12,494	51,216	36,129

INCOME FROM OPERATIONS	53,577	22,336	136,981	53,148
Other income (expense):
Other income	1,526	129	4,068	528
Interest (expense)	(1,023)	(1,872)	(3,081)	(4,987)

	503	(1,743)	987	(4,459)
INCOME BEFORE PROVISION FOR INCOME TAXES	54,080	20,593	137,968	48,689
Provision for income taxes	17,158	7,254	47,304	17,965

NET INCOME	$36,922	$13,339	$90,664	$30,724

Earnings per share, basic	$1.37	$0.54	$3.37	$1.25
Earnings per share, diluted	$1.34	$0.53	$3.31	$1.23
Average shares outstanding, basic	27,000	24,586	26,887	24,530
Average shares outstanding, diluted	27,461	25,092	27,372	25,006

Condensed Consolidated Balance Sheets (in thousands):

	September 30, 2006	December 31, 2005
Cash, cash equivalents and investments	$175,507	$99,381
Other current assets	183,549	155,836
Net property, plant and equipment	175,291	153,259
Other assets	27,523	21,717

Total assets	$561,870	$430,193

Current liabilities	$65,094	$42,908
Long term debt	121,000	121,000
Non current liabilities	12,921	11,229
Deferred tax liability	5,206	4,536
Stockholders’ equity	357,649	250,520

Total liabilities and stockholders’ equity	$561,870	$430,193

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